Exhibit 99.1
Medco confident of big 2012 profit rise
12:54pm EDT
By Lewis Krauskopf and Bill Berkrot
NEW YORK (Reuters) — Medco Health Solutions Inc’s (MHS.N: Quote, Profile, Research, Stock Buzz) chief executive said investors can expect at least 20 percent profit growth in 2012, fueled by a huge influx of generic versions of widely used medicines.
The Lipitor cholesterol treatment and Plavix blood thinner headline a “big year” of generic introductions, which are particularly profitable for the company that manages prescription drug benefits, CEO David Snow told the Reuters Health Summit on Tuesday.
“I would say for now we’re comfortable with people thinking it’s in that 20-plus percent range,” Snow said, when asked about projections for earnings per share growth next year.
Analysts on average are currently expecting Medco to increase earnings per share by 22 percent in 2012, according to Thomson Reuters I/B/E/S.
Snow noted the company has been posting compound annual earnings growth of more than 21 percent. The CEO said it presents a challenge to keep up that pace as Medco grows larger. In November, Medco set a goal of earnings per share rising on average between 16 and 20 percent a year from 2003, when it went public, through 2020.
Snow also said Medco would be keen to buy another pharmacy benefits manager of significant scale. Another top priority for acquisitions includes firms that conduct safety and effectiveness studies for already-marketed medicines.
Pharmacy benefit managers, or PBMs, administer drug benefits for employers and health plans and also run extensive mail-order pharmacies. The companies profit particularly from low-cost generic medicines, where they use leverage to drive huge bargains.
“At our mail service ... we don’t make money on branded drugs at all,” Snow said. “We price it to break even. We make our money on generics.”
Snow expects Lipitor to make a big contribution to earnings once it goes generic, expected on November 30. Medco projects an added profit of 3 cents per share for the five weeks in 2011 from Lipitor, the world’s biggest-selling prescription drug sold by Pfizer Inc (PFE.N: Quote, Profile, Research, Stock Buzz). That rate would equate to about a 30 cent-per-share benefit in 2012.
Sanofi (SASY.PA: Quote, Profile, Research, Stock Buzz) and Bristol-Myers Squibb’s (BMY.N: Quote, Profile, Research, Stock Buzz) $9 billion-a-year seller Plavix is set to go off patent next year as well as Forest Laboratories’ (FRX.N: Quote, Profile, Research, Stock Buzz) antidepressant Lexapro.
“Those are all big,” he said. “Plavix is big. And because of the rebating practices in that particular category, it’s a big drug for us,” Snow said.
“It came out briefly several years ago — the at-risk launch — and it was significant for us, very significant,” he noted, referring to sale of a generic Plavix by Canada’s Apotex that was later ruled illegal and pulled from the market.

Looking beyond the generic wave, Snow sees its new United BioSource business driving growth. The business specializes in safety and effectiveness studies on medicines after they have reached the market — an area that is increasingly important as regulators and health insurers seek ways to compare drugs to determine whether to pay for them.
“That’s been growing incredibly well since we pulled that asset in and we’re excited about that space,” Snow said. “If I was to look at acquisitions, that’s a place I would continue to look.”
Snow is also interested in acquiring another PBM, although he said the company is growing well organically.
“If the industry is consolidating, we are clearly in a position to be a consolidator. But we would be picky,” Snow said, noting that the recently sold Walgreen (WAG.N: Quote, Profile, Research, Stock Buzz) drug benefit unit was too small for Medco.
Snow believes other health insurers will follow WellPoint Inc (WLP.N: Quote, Profile, Research, Stock Buzz) in looking to sell their drug units.
“Any captive PBM that exists today is a possibility,” Snow said “It’s not about whether, it’s about when.”
(Reporting by Lewis Krauskopf and Bill Berkrot, editing by Matthew Lewis)